Exhibit 7

JOINT FILING AND SOLICITATION AGREEMENT

This Joint Filing and Solicitation Agreement (this "Agreement") is made as of January 28, 2008, by and between Arbor Realty Trust, Inc. ("Arbor"), a Maryland corporation, Ivan Kaufmann and Gregg A. Cohen, Alan De Rose, David J. Heymann, Neil H. Koenig, Gerald L. Nudo, Robert M. Pascucci and William F. Regan (the "Nominees").

RECITALS

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of CBRE Realty Finance, Inc., a Maryland corporation (the "Company"); and

WHEREAS, Arbor and the Nominees wish to form a group for the purpose of seeking representation on the Board of Directors of the Company at the 2008 annual meeting of stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "2008 Annual Meeting") and for the purpose of taking all other action necessary to achieve the foregoing.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.
In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each of the undersigned (collectively, the "Group") agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.  Arbor or its representative shall provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member prior to the filing or submission thereof.

2.
So long as this agreement is in effect, each of the undersigned shall provide written notice to Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than three (3) business days prior to each such transaction.

3.
Each of the undersigned agrees to form the Group for the purpose of soliciting proxies or written consents for the election of the persons nominated by the Group to the Board of Directors of the Company at the 2008 Annual Meeting and for the purpose of taking all other actions incidental to the foregoing.

4.	Arbor shall have the right to pre-approve all expenses incurred in connection with the Group's activities and agrees to pay directly all such pre-approved expenses.

5.
Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group's activities shall be first approved by Arbor, or its representatives.

6.
The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party's right to sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.  In no event shall any party purchase any securities of the Company without Arbor’s prior written consent.

7.
This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.
This Agreement shall be governed by and construed by and enforced in accordance with the laws of the State of New York applicable to contracts to be performed in such state without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

9.
In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the borough of Manhattan in the city of New York, New York.

10.	Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ARBOR REALTY TRUST, INC.

/s/ Ivan Kaufman
Name:	Ivan Kaufman
Title:	Chief Executive Officer

IVAN KAUFMAN

/s/ Ivan Kaufman
Name:	Ivan Kaufman

/s/ Paul Elenio
Paul Elenio
As attorney-in-fact for Gregg A. Cohen, Alan De Rose, David J. Heymann, Neil H. Koenig, Gerald L. Nudo, Robert M. Pascucci and William F. Regan